[ EXHIBIT 23.1 - CONSENT ]

Chromatics Color Sciences International, Inc.
Riverdale, New York

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-3 of our report dated April 13, 2001, except for Note 3, which is July 3, 2001, relating to the financial statements of Chromatics Color Sciences International, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability as a going concern.


BDO Seidman, LLP
New York, New York

April 24, 2002